Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING COMPLETES WTAJ-TV ACQUISITION

Irving, Texas (December 29, 2006) - Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it completed the purchase of the assets of WTAJ-TV, the CBS affiliate serving the Johnstown/Altoona, Pennsylvania market for $56 million from Television Station Group Holdings, LLC, which is primarily owned by Boston Ventures and Alta Communications. According to Nielsen Media 2006-2007 Local Market Estimates, Johnstown/Altoona, Pennsylvania is the 98th largest television market in the country.

As part of the purchase consideration, Nexstar also acquired the license and certain assets and contracts of WLYH-TV, in Lancaster PA, whereby another broadcaster now operates the station under a ‘grandfathered’ Time Brokerage Agreement that extends until 2015. WLYH-TV is the CW affiliate serving the Harrisburg/Lancaster/Lebanon/York, Pennsylvania market, the nation’s 41st largest television market as ranked by Nielsen Media.

Nexstar owns four network affiliated television stations located in Wilkes Barre/Scranton and Erie, Pennsylvania. The transactions complement the Company’s existing Pennsylvania television station cluster.

Nexstar Broadcasting Group President and CEO, Perry A. Sook commented, “The acquisition of WTAJ-TV and the WLYH-TV time brokerage agreement were completed at a purchase price multiple of less than 8.5 times their pro forma 2006 EBITDA and are immediately accretive to the Company on a pro-forma basis.

“The transaction is a promising opportunity for us as the station is top ranked in the market in terms of audience share and billings, its local news is #1 in every daypart in which it airs, the station broadcasts to the healthy State College market. Additionally, our negotiated retransmission agreements are being overlaid in this market and will contribute to operating improvements.”

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Nexstar funded the acquisition through borrowings under its senior credit facility. Reflecting the completion of the transaction, the Company’s total leverage of outstanding debt to EBITDA at the operating company is approximately 6.0x at December 31, 2006.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc. currently owns, operates, programs or provides sales and other services to 49 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, My Network and CW, and reaches approximately 8.25% of all U.S. television households.

About Boston Ventures Management, LLC

Boston Ventures Management, LLC is a private equity firm that has been an active investor and financial partner to management teams in the media, entertainment, publishing and information and communications sectors since 1983, earning the firm a franchise position in the private equity community. Boston Ventures’ Managing Directors and partners are accomplished and experienced professionals who have a diverse and complementary range of skills and a broad network of domestic and international relationships. Some of Boston Ventures’ investments in its 20 year history have included News Corporation, National Enquirer, CAMP Systems, River City Broadcasting, Survey Sampling International, Six Flags Amusement Parks, Marshall & Swift, Panavision and Motown Records.

About Alta Communications

Alta Communications is a Boston-based private equity firm which focuses exclusively on opportunities in the media and telecommunications industries. Alta’s partners possess over 100 years of collective communications investment experience, making Alta the partner of choice for several of today’s leading media and telecommunications companies. Currently Alta manages $1.5 billion of aggregate capital and is making new investments out of its $500 million Alta IX fund. Please see www.altacomm.com for additional information.

Forward-Looking Statements

Statements in this news release which are not purely historical facts, including statements about forecasted financial projections (such as changes in net revenue) or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies in the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release

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might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

Contact:

Matt Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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